Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into this 30th day of June, 2015 (the “Execution Date”), by and among ENERJEX KANSAS, INC., a Nevada corporation (“EnerJex”) and WORKING INTEREST, LLC, a Kansas Limited Liability Company (“WI”), and HAAS PETROLEUM, LLC, a Kansas limited liability company (“Haas”), BAM Petroleum, LLC, a Kansas limited liability company (“BAM”), and MORMEG, LLC, a Kansas limited liability company (“MorMeg”). EnerJex and WI are collectively referred to herein as “Seller” and Haas, BAM and MorMeg are collectively referred to herein as “Buyer”. EnerJex, WI, Haas, BAM and MorMeg are referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

A. Seller owns certain assets described in paragraph 1 below, which assets are hereinafter described as “the Assets.”

B. Seller desires to sell the Assets to Buyer, and Buyer desires to purchase the Assets from Seller, on the terms set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree to the following:

1. Purchase and Sale of Assets. Seller hereby agrees to sell the Assets to Buyer, and Buyer hereby agrees to purchase the Assets from Seller, on the terms set forth herein. The terms "Closing," "Closing Date," and "Effective Date" are specifically defined in Section 9 of this Agreement. The Assets consist of the following:

a.	The oil and gas leases described on Exhibit A attached hereto (“the Leases”), covering approximately 8,347 gross acres located in the State of Kansas. The Assets shall also include any and all production wells, injection wells and water supply wells located on the Leases (“the Wells”). Any Leases that expire after the Execution Date and prior to the Closing Date shall be excluded from this Agreement. Haas shall have the right to pay the extension option on any Leases after the Execution Date, and EnerJex shall be obligated to assign at Closing any Leases that have been extended by such extension payment.

b.	All oil and gas equipment located on and used in the operation of the Leases and the Wells, including all surface and sub-surface equipment associated with the Wells.

c.	All personal property, vehicles and maintenance equipment as described on Exhibit B attached hereto.

d.	All of Sellers’ rights-of-way, easements, surface leases, surface use agreements, joint operating agreements, other agreements associated with the Assets, and contracts associated with the ownership and operation of the Leases and the Wells. Specific contracts associated with the operation of the Leases are listed on Exhibit C attached hereto.

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2. Purchase Price, Earnest Money, and Other Consideration. In full consideration for the conveyance of the Assets to Buyer, Buyer agrees to pay to Sellers total cash proceeds in the amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) (“the Purchase Price”), payable in full at Closing by wire transfer in accordance with instructions to be furnished to Buyer by Seller. Upon execution of this Agreement, Buyer shall immediately deposit One Hundred Forty Thousand Dollars ($140,000) with Sellers in earnest money (the “Earnest Money”), as a guarantee of Buyer’s performance under this Agreement. At Closing, the Earnest Money shall be applied as a Buyer’s credit to the Purchase Price. In the event Buyer fails to consummate Closing as defined herein, then Sellers may cancel this Agreement and such Earnest Money shall become the property of Sellers, not as a penalty but as liquidated damages.

a.	Contract Management Services: As additional consideration for entering into this Agreement, Haas agrees to assume responsibility for the day to day operations of the Assets on July 1, 2015 (the “Management Services”). Haas agrees to provide the Management Services at cost to working interest owners of the Leases. As part of the Management Services, Haas agrees to pay all invoices for expenses required for the operation of the Assets, and Haas agrees to provide detailed joint interest billing statements to working interest owners per the terms of the joint operating agreements listed on Exhibit C (the “JOAs”). Haas’ obligation to provide the Management Services shall terminate on the Closing Date. In the event that Buyer fails to purchase the Assets on or before the Closing Date and Seller elects to cancel this Agreement as provided herein, then Haas’ obligation to provide the Management Services shall extend until February 15, 2016, provided however, that EnerJex shall be obligated to pay for actual operating expenses incurred after the Effective Date. Seller shall have the right to terminate the Management Services at any time prior to February 15, 2016.

b.	Joint Development Agreement Deadline Extensions: Reference is hereby made to that certain Joint Development Agreement (the “JDA”) dated effective as of December 31, 2010 by and among EnerJex Resources, Inc. (“ENRJ”), Haas, and MorMeg. As additional consideration for Seller entering into this Agreement, Haas and MorMeg agree that the end of the term of the JDA is hereby extended from December 31, 2015 to December 31, 2016, and agree to execute a formal amendment to the JDA to reflect that extension. For the purpose of clarity, this extension includes Section 3.3(c) of the JDA, pursuant to which ENRJ must assign to MorMeg a reversionary working interest of up to 5.0% (8/8ths) in its “Black Oaks” project if ENRJ has not funded at least Five Million Dollars ($5,000,000) of gross capital expenditures in such project by the end of the term of the JDA. Such reversionary working interest shall be ratably reduced to the extent that ENRJ funds such amount during the term of the JDA, of which ENRJ had funded approximately $2.92 million as of May 31, 2015.

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c.	Purchase Price Adjustments for Revenues and Expenses: At Closing, the Purchase Price shall be adjusted to account for expenses and revenues per terms of this provision. All oil, gas, and other hydrocarbons produced from the Leases and Wells prior to the Effective Date, and the proceeds from the sale thereof, shall be the property of Sellers, and all oil, gas, and other hydrocarbons produced from the Leases and Wells after the Effective Date, and the proceeds from the sale thereof, shall be the property of Buyer. All expenses for the operation of the Assets (including payroll expenses) that are incurred prior to the Effective Date shall be the obligation of Seller. All expenses incurred for the operation of the Assets (including payroll expenses) incurred after to the Effective Date shall be the obligation of Buyer. The Parties agree to provide a schedule that summarizes the Purchase Price Adjustment at Closing.

d.	Purchase Price Adjustments for Oil Inventory: The Parties agree that some of the Leases subject to this Agreement will contain saleable oil in the storage tanks (“Inventory Oil”) as of the Effective Date, and Buyer agrees to compensate the Seller for the transfer of Inventory Oil as of the Effective Date. The Purchase Price will be adjusted in the favor of Seller in an amount equal to the number of barrels of Inventory Oil multiplied by the average per barrel sales price of oil received by Seller for the month of July 2015. The Inventory Oil will be based upon tank battery measurements conducted in the morning of July 1, 2015. Seller will provide Buyer with a schedule of tank battery measurements and the calculation of Inventory Oil at Closing.

e.	Purchase Price Adjustments for Non-Operated Working Interest Owner Debt: The Purchase Price shall be adjusted in favor of Seller at Closing in an amount equal to the outstanding indebtedness (the “Debt”) owed to Seller by Viking Energy Partners, LLC (“Viking”). The Debt shall include all unpaid joint interest billings covering operations through the Effective Date. In the event that Closing occurs prior to finalizing the joint interest billing through the Effective Date, then the Parties agree to estimate the amount of the Debt through the Effective Date and adjust the Purchase Price according to the estimated Debt. Seller shall assign its claims for the Debt to Buyer at Closing, and Buyer shall exercise its remedies to collect the Debt as defined in the JOAs at its election.

3. Title to Assets. Sellers make no warranty concerning title to the Assets, except that Sellers warrant that the Assets shall be transferred and conveyed to Buyer free and clear of all liens and encumbrances created by or arising through Sellers. Buyer shall be responsible to investigate and satisfy itself concerning title to the Assets prior to the Execution Date.

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4. Condition of the Assets. Sellers do not warrant, either expressly or impliedly, the condition or fitness of the Assets, including environmental fitness and condition. As part of its due diligence, Buyer has conducted inspection and investigation of the Assets including, without limitation, the physical and environmental features of the Assets. Buyer acknowledges that it will acquire the Assets “AS IS, WHERE IS” in their current state, including without limitation their current physical and environmental condition, subject to normal wear and tear between the Execution Date and the Closing Date. It is expressly understood and agreed that the willingness of Buyer to purchase the Assets on an “AS IS, WHERE IS” basis in accordance herewith is a material inducement to Sellers’ agreement to sell the Assets to Buyer. Buyer hereby waives any and all claims which it may now or hereafter have against Sellers arising out of or in connection with the condition of the Assets, including but not limited to the extent of their compliance with environmental laws (including without limitation any such claims under the Federal Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601-9659 (“CERCLA”)), and any claims under state common law, relating to the emission, discharge or release of any hazardous substance, as that term is defined under CERCLA at 42 U.S.C. Section 9601(14), or petroleum product or other pollutant or contaminant. This provision shall survive Closing.

5. Taxes. The ad valorem taxes, real property taxes, personal property taxes and similar tax obligations (“Taxes”) levied and assessed against the Assets for the calendar year 2015 shall be prorated as of Closing. If the Taxes for such year are not available at the Closing Date, then the Parties agree to split the Taxes per the terms of this provision at the time the Taxes are due. All severance, production, conservation, excise, windfall profit and other taxes or fees relating to production of oil, gas, and other hydrocarbons attributable to the Assets assessed prior to the Effective Date shall be paid by Sellers. All severance, production, conservation, excise, windfall profit and other taxes or fees relating to production of oil, gas, and other hydrocarbons attributable to the Assets assessed on or after the Effective Date shall be paid by Buyer, regardless of the method or basis used for calculating the tax.

6. Representations and Warranties of Sellers. Each Party comprising "Seller" hereby represents and warrants on its own behalf that:

a.	This Agreement is a valid and binding obligation of Seller enforceable in accordance with its terms.

b.	Seller is not a party to any agreement that in any manner restricts its right to enter into this Agreement and carry out the transactions contemplated hereby.

c.	The execution and delivery of this Agreement and performance of its obligations hereunder and the transactions contemplated hereby will not result in a breach of, or constitute a default of, any agreement to which Seller is a party.

d.	To the best of Seller’s knowledge, there exists no violation of laws, rules, orders, or regulations of any governmental body with jurisdiction over the Assets.

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e.	The purchasers of production from producing wells on the Leases are paying to Seller, without suspense, the net revenue interests in such wells being sold and assigned to Buyer pursuant to this Agreement.

f.	Seller has paid all ad valorem property taxes assessed against the Assets for tax year 2014, 2013, 2012 and 2011.

g.	Seller represents and warrants that it will maintain existing insurance policies that are currently in place covering the Assets until Closing occurs.

7. Representations and Warranties of Buyer. Buyer hereby represents and warrants that:

a.	This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms.

b.	Buyer is not a party to any agreement that in any manner restricts its right to enter into this Agreement and carry out the transactions contemplated hereby.

c.	The execution and delivery of this Agreement and performance of its obligations hereunder and the transactions contemplated hereby will not result in a breach of, or constitute a default of, any agreement to which Buyer is a party.

d.	Buyer will take such action as necessary to qualify as an oil and gas operator with the Kansas Corporation Commission, Conservation Division (“KCC”), or will designate as new operator a party currently qualified as an oil and gas operator with the KCC, and will execute and deliver to EnerJex at Closing such forms as necessary for the transfer of operation of the Leases and Wells from EnerJex to Buyer or Buyer’s new operator, as the case may be.

8. Indemnification. Seller hereby indemnifies Buyer from any and all claims arising from or related to Seller’s ownership of the Assets arising prior to the Closing Date, including the cost of defense of any such claims, except claims arising from or related to the environmental condition of the Assets. EnerJex hereby indemnifies Buyer from any and all claims arising from or related to EnerJex’s operation of the Assets arising prior to the Closing Date, including the cost of defense of any such claims, except claims arising from or related to the environmental condition of the Assets. Buyer hereby indemnifies Seller from any and all claims arising from or related to Buyer’s ownership and operation of the Assets arising after the Closing Date, including the cost of defense of any such claims, and further indemnifies Sellers from any and all claims arising from or related to the environmental condition of the Assets, whether arising before or after the Closing Date. Buyer hereby indemnifies EnerJex from any and all claims arising from or related to EnerJex’s operation of the Assets arising after the Closing Date, including the cost of defense of any such claims, and further indemnifies EnerJex from any and all claims arising from or related to the environmental condition of the Assets, whether arising before or after the Closing Date. Buyer shall assume all obligations and liabilities for the proper plugging of the Wells and any other unplugged wells located on the Leases. The Parties’ obligations under this paragraph 9 shall survive Closing of this Agreement.

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9. Conditions, Closing and Effective Date.

a. Conditions.

(i) Seller. The obligation of Seller to close the purchase and sale of the Assets hereunder is subject to the satisfaction or waiver by Seller of the following conditions:

(A) Seller shall have obtained from Texas Capital Bank, N.A. ("Lender"), on or before August 15, 2015, the written consent of Lender to such changes in the terms of Seller's existing credit facilities with Lender as Seller determines, in its discretion, to be necessary to enable Seller to complete, on or before June 30, 2016, such asset purchase, asset sale, recapitalization, or other strategic transaction as the Board of Directors of Seller determines to be strategically appropriate.

(B) The representations and warranties of Buyer hereunder shall be true and correct in all material respects as of the Closing.

(C) Buyer shall have performed all of its obligations hereunder that are required to be performed at or prior to the Closing.

(D) Prior to the Closing Date and for a period of sixty (60) days after the Closing Date, Seller shall not sell the Assets to a third party, and shall not solicit bids for the Assets from any third party.

(ii) Buyer. The obligation of Buyer to close the purchase and sale of the Assets hereunder is subject to the satisfaction or waiver by Buyer of the following conditions:

(A) The representations and warranties of Seller hereunder shall be true and correct in all material respects as of the Closing.

(B) Seller shall have performed all of its obligations hereunder that are required to be performed at or prior to the Closing.

b. Closing. The transfer of the Assets by Seller to Buyer shall occur on or before August 15, 2015 (the “Closing”), unless the Parties agree in writing to extend the Closing. The date that Closing occurs is referred to herein as the “Closing Date”. The transfer of the Assets shall be effective as of 12:01 a.m. on July 1, 2015 (“the Effective Date”). Buyer shall pay the Purchase Price to Seller at Closing as provided in paragraph 2 above. Seller shall deliver to Buyer at Closing:

(i) Assignments in recordable form executed by Seller, assigning 100% of Seller’s right, title, and interest in the Leases and Wells to Buyer; and

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(ii) Bill of Sale and such other documents of transfer as are necessary to transfer title and ownership of the Assets to Buyer.

10. Operations. EnerJex shall continue to operate Leases and Wells currently operated by EnerJex until the Effective Date. At Closing, EnerJex shall withdraw from any Joint Operating Agreements related to the Assets under which EnerJex is “Operator” as of the Effective Date, and EnerJex and Buyer or, if Buyer will not be the new operator, the new operator designated by Buyer, shall execute a Form T-1 and such other forms as necessary for transfer of operations in the records of the KCC, and EnerJex shall file such Form T-1 and any other forms as are necessary for transfer of operations with the KCC.

11. Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission, or (d) on the next business day after the date on which deposited with a regulated public carrier or nationally recognized overnight commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the party for whom intended at the mailing address, email address, or facsimile number set forth on the signature page of this Agreement for such party, or such other mailing address, email address, or facsimile number, notice of which has been delivered in a manner permitted by this Section 11.

12. Complete Agreement. This Agreement, together with the Exhibits hereto and the documents to be signed and delivered at Closing, contains the entire agreement of the Parties with respect to the transactions contemplated hereby and may be amended, modified or supplemented only by a written instrument duly signed by the Party against which such amendment, modification or supplement is sought to be enforced.

13. Governing Law. This Agreement shall be construed in accordance with the laws of the state of Texas.

14. Attorneys' Fees. If any action or proceeding is commenced to construe this Agreement or enforce the rights and duties set forth herein, then the party prevailing in that action shall be entitled to recover its costs and attorneys' fees in that action, as well as the costs and attorneys' fees of enforcing any judgment entered therein.

15. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Buyer and its successors and assigns and shall also be binding upon and shall inure to the benefit of Seller and its successors and assigns.

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16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument. The counterparts may be executed and delivered by facsimile or other electronic signature by any of the Parties to any other Party and the receiving Party may relay on the receipt of such document so executed and delivered as if the original had been received.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

"Seller:"	"Buyer:"

ENERJEX KANSAS, INC.	HAAS PETROLEUM, LLC

By	By
Robert Watson, Jr., President	Mark Haas, Manager

WORKING INTEREST, LLC	BAM PETROLEUM, LLC

By	By
Robert Watson, Jr., President	Mark Haas, Manager

Address, Facsimile & Email for Notices:	MORMEG, LLC

EnerJex Resources, Inc.	By
4040 Broadway, Suite 508	Mark Haas, Manager
San Antonio, Texas 78209

Facsimile No.: (210) 829-1224	Address, Facsimile & Email for Notices:
Email: rwatson@enerjexresources.com

Facsimile No.: (___)
Email:

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